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                                                                    EXHIBIT 23.2

               Consent of Ernst & Young LLP, Independent Auditors

  We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated February 26, 1999, except for paragraph 1 of Note 11 as to which the date is April 26, 1999, in the Registration Statement (Form S-1) and related Prospectus of Headway Technologies, Inc. dated September 2, 1999.

  Our audits also included the financial statement schedule of Headway Technologies, Inc. listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                                          /s/ Ernst & Young LLP

San Jose, California
September 1, 1999